Filed Pursuant to Rule 424(b)(3)

Registration No. 333-292032

PROSPECTUS

TENON MEDICAL, INC.

1,836,046 Shares of Common Stock

This prospectus relates to the offer and resale of up to an aggregate of 1,836,046 shares of common stock, par value $0.001 per share (“Common Stock”), of Tenon Medical, Inc., a Delaware corporation (the “Company”, “we”, “us” or “our”), by the selling stockholders named herein. or their assignees (the “Selling Stockholders”).

We are registering the resale of up to 1,836,046 shares of Common Stock which consist of (i) up to 597,610 shares of Common Stock (the “Pre-Funded Warrant Shares”) issuable upon exercise of pre-funded warrants dated August 31, 2026 (the “Pre-Funded Warrants”), issued to a certain purchaser thereof (the “August 2026 Purchaser”) in a private placement transaction (the “August 2026 Private Placement”) pursuant to a securities purchase agreement (the “August 2026 Purchase Agreement”) dated August 27, 2026, by and between the Company and the August 2026 Purchaser, (ii) 1,058,517 shares of Common Stock (the “August 2026 Series A Warrant Shares,” and together with Pre-Funded Warrant Shares, the “August 2026 Warrant Shares”) issuable upon exercise of Series A common stock purchase warrant dated August 31, 2026 (the “August 2026 Series A Warrants,” and together with Pre-Funded Warrants, the “August 2026 Warrants”) issued to the August 2026 Purchaser pursuant to August 2026 Purchase Agreement, (iii) 63,380 shares of Common Stock (the “November 2025 Shares”) issued to certain accredited investors (“November 2025 Investors”) on November 14, 2025 in a private placement transaction (“November 2025 Private Placement”) pursuant to securities purchase agreements dated November 10, 2025 (the “November 2025 Purchase Agreements”), by and between the Company and the November 2025 Investors, (iv) up to 63,380 shares of Common Stock (the “November 2025 Warrant Shares”) issuable upon exercise of common stock purchase warrants (the “November 2025 Warrants”) issued to the November 2025 Investors in the November 2025 Private Placement on November 14, 2025, (v) 3,947 shares of Common Stock (“WG Shares”) issued by the Company to Wyatt Geist, its Chief Innovation Officer, on August 1, 2025, pursuant to his employment agreement (“WG Employment Agreement”) with the Company, which are partially subject to a vesting schedule as described therein, (vi) 3,947 shares of Common Stock (“NG Shares”) issued by the Company to Nathaniel Grawey, its Chief Commercial Officer, on August 1, 2025, pursuant to his employment agreement (“NG Employment Agreement”) with the Company, which are partially subject to a vesting schedule as described therein, (vii) 28,187 shares of Common Stock (“SV Shares”) issued by the Company to SiVantage, Inc. (“SiVantage”) pursuant to the asset purchase agreement (“Asset Purchase Agreement”) by and between the Company and SiVantage, dated August 1, 2025, (viii) up to 16,890 shares of Common Stock (“SV Milestone Shares”) issuable by the Company to SiVantage upon achievement of certain milestones pursuant to the Asset Purchase Agreement, and (ix) 188 shares of Common Stock (“SM Shares”) issued to an employee of the Company pursuant to Tenon Medical, Inc. 2022 Equity Incentive Plan.

The November 2025 Shares, the November 2025 Warrant Shares, WG Shares, NG Shares, SV Shares, SV Milestone Shares, SM Shares, and August 2026 Warrant Shares are collectively referred to herein as the “Resale Shares.”

Except with respect to the SM Shares, we are filing this registration statement on Form S-3, of which this prospectus forms a part, to fulfill our contractual obligations to provide for the registration of the resale of the Resale Shares by Selling Stockholders. The registration of the shares of Common Stock to which this prospectus relates does not require the Selling Stockholders to sell any of their shares of our Common Stock.

For more information about Resale Shares, see “Selling Stockholders” beginning on page 13 of this prospectus.

For more information about the November 2025 Shares, the November 2025 Warrant Shares and August 2026 Warrant Shares, see “Private Placements” beginning on page 10 of this prospectus.

For more information about WG Shares, NG Shares, SV Shares, SV Milestone Shares, see our Current Report on Form 8-K filed with the SEC on August 7, 2025.

We are not offering any shares of Common Stock under this prospectus and will not receive any proceeds from the sale or other disposition of the shares of our Common Stock covered hereby. However, we will receive the proceeds from any exercise of the August 2026 Warrants and November 2025 Warrants (together, the “Warrants”) for cash. See “Use of Proceeds” beginning on page 12 of this prospectus.

The Selling Stockholders identified in this prospectus, or their pledgees, assignees, donees, transferees or their respective successors-in-interest, from time to time may offer and sell through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices the shares held by them directly or through underwriters, agents or broker-dealers on terms to be determined at the time of sale, as described in more detail in this prospectus. See “Plan of Distribution” beginning on page 17 of this prospectus for more information about how the Selling Stockholders may sell their respective shares of Common Stock. The Selling Stockholders may be deemed “underwriters” within the meaning of Section 2(a)(11) of the Securities Act of 1933, as amended. (the “Securities Act”).

We have agreed to bear all of the expenses in connection with the registration of the Resale Shares pursuant to this prospectus. The Selling Stockholders will pay or assume all commissions, discounts, fees of underwriters, agents, selling brokers or dealer managers and similar expenses, if any, attributable to their respective sales of the shares of Common Stock.

Our Common Stock is listed on the Nasdaq Capital Market under the symbol “TNON”. On September 1, 2026, the closing price of our Common Stock on the Nasdaq Capital Market was $4.52 per share.

This offering will terminate on the earlier of (i) the date when all of the securities registered hereunder have been sold pursuant to this prospectus or Rule 144 under the Securities Act, and (ii) the date on which all of such securities may be sold pursuant to Rule 144 without volume or manner-of-sale restrictions, unless we terminate it earlier.

Investing in our Common Stock involves risks. You should carefully review the risks described under the heading “Risk Factors” beginning on page 7 and in the documents which are incorporated by reference herein before you invest in our Common Stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense. Currently, we are an “emerging growth company” as defined in Section 2(a) of the Securities Act of 1933, as amended, and are subject to reduced public company reporting requirements. Please read “Implications of Being an Emerging Growth Company.”

The date of this prospectus is September 4, 2026

i

ABOUT THIS PROSPECTUS

This prospectus describes the general manner in which the Selling Stockholders may offer from time to time up to 1,836,046 shares of Common Stock. You should rely only on the information contained in this prospectus and the related exhibits, any prospectus supplement or amendment thereto and the documents incorporated by reference, or to which we have referred you, before making your investment decision. Neither we nor the Selling Stockholders have authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus, any prospectus supplement or amendments thereto do not constitute an offer to sell, or a solicitation of an offer to purchase, the shares of Common Stock offered by this prospectus, any prospectus supplement or amendments thereto in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer or solicitation of an offer in such jurisdiction. You should not assume that the information contained in this prospectus, any prospectus supplement or amendments thereto, as well as information we have previously filed with the U.S. Securities and Exchange Commission (the “SEC”), is accurate as of any date other than the date on the front cover of the applicable document.

If necessary, the specific manner in which the shares of Common Stock may be offered and sold will be described in a supplement to this prospectus, which supplement may also add, update or change any of the information contained in this prospectus. To the extent there is a conflict between the information contained in this prospectus and any prospectus supplement, you should rely on the information in such prospectus supplement, provided that if any statement in one of these documents is inconsistent with a statement in another document having a later date — for example, a document incorporated by reference in this prospectus or any prospectus supplement — the statement in the document having the later date modifies or supersedes the earlier statement.

Neither the delivery of this prospectus nor any distribution of shares of Common Stock pursuant to this prospectus shall, under any circumstances, create any implication that there has been no change in the information set forth or incorporated by reference into this prospectus or in our affairs since the date of this prospectus. Our business, financial condition, results of operations and prospects may have changed since such date.

As used in this prospectus, unless the context otherwise requires, the terms “TNON,” the “Company,” the “registrant,” “we,” “us,” “our,” “our company,” or “ours” refer to Tenon Medical, Inc. Unless noted otherwise, all share and the price per share information for all periods presented in this registration statement have been retroactively adjusted for the reverse stock split of our issued and outstanding common stock at a ratio of 1-for-35, which became effective as of August 10, 2026.

ii

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, the documents incorporated by reference herein and therein, and other written and oral statements we make from time to time contain certain “forward-looking” statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). You can identify these forward-looking statements by the fact they use words such as “could,” “expect,” “anticipate,” “estimate,” “target,” “may,” “project,” “guidance,” “intend,” “plan,” “believe,” “will,” “potential,” “opportunity,” “future,” and other words and terms of similar meaning and expression in connection with any discussion of future operating or financial performance. You can also identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. Such forward-looking statements are based on current expectations and involve inherent risks and uncertainties, including factors that could delay, divert, or change any of them, and could cause actual outcomes to differ materially from current expectations. These statements are likely to relate to, among other things: our business strategy; our research and development; our expansion and growth; our ability to evaluate and measure our business, prospects and performance metrics; our ability to compete, directly and indirectly, and succeed in the highly competitive medical devices industry; our ability to respond and adapt to changes in technology and customer behavior; our ability to protect our intellectual property and to develop, maintain and enhance a strong brand; our prospects for initiating partnerships or collaborations; the timing of the introduction of products; the effect of new accounting pronouncements; uncertainty regarding our future operating results and our profitability, anticipated sources of funds as well as our plans, objectives, expectations, and intentions.

We have included more detailed descriptions of these risks and uncertainties and other risks and uncertainties applicable to our business that we believe could cause actual results to differ materially from any forward-looking statement in the “Risk Factors” sections of this prospectus and the documents incorporated by reference herein including, but not limited to, the risk factors incorporated by reference from our filings with the SEC. We encourage you to read those descriptions carefully. Although we believe we have been prudent in our plans and assumptions, no assurance can be given that any goal or plan set forth in forward-looking statements can be achieved. We caution investors not to place significant reliance on forward-looking statements; such statements need to be evaluated in light of all the information contained and incorporated by reference in this prospectus. Furthermore, the statements speak only as of the date of each document, and we undertake no obligation to update or revise these statements.

INDUSTRY AND MARKET DATA

Unless otherwise indicated, information contained in this prospectus concerning our industry and the market in which we operate, including our market position, market opportunity and market size, is based on information from various sources, on assumptions that we have made based on such data and other similar sources and on our knowledge of the markets for our products. These data sources involve a number of assumptions and limitations, and you are cautioned not to give undue weight to such estimates.

We have not independently verified any third-party information. While we believe the market position, market opportunity and market size information included in this prospectus is generally reliable, such information may be imprecise. In addition, projections, assumptions and estimates of our future performance and the future performance of the industry in which we operate is necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in the section titled “Risk Factors” and elsewhere in this prospectus and in any documents that we incorporate by reference into this prospectus and the registration statement of which this prospectus forms a part. These and other factors could cause results to differ materially from those expressed in the estimates made by the independent parties and by us.

iii

PROSPECTUS SUMMARY

This summary highlights selected information that is presented in greater detail elsewhere, or incorporated by reference, in this prospectus. It does not contain all of the information that may be important to you and your investment decision. Before investing in our securities, you should carefully read this entire prospectus, including the matters set forth in the section titled “Risk Factors” and the financial statements and related notes and other information that we incorporate by reference herein, including our Annual Report on Form 10-K. Some of the statements contained in this prospectus, including statements under “Prospectus Summary” and “Risk Factors” as well as those noted in the documents incorporated herein by reference, are forward-looking statements and may involve a number of risks and uncertainties. Our actual results and future events may differ significantly based upon a number of factors. The reader should not put undue reliance on the forward-looking statements in this document, which speak only as of the date on the cover of this prospectus.

The Company

The Company was incorporated in the State of Delaware on June 19, 2012 and was headquartered in San Ramon, California until June 2021 when it relocated to Los Gatos, California. The Company is a medical device company dedicated to transforming care for patients with certain sacro-pelvic disorders. The Company currently offers two systems to treat a diseased sacroiliac joint (the “SI Joint”). The Company has developed The Catamaran®™ SI Joint Fusion System (“The Catamaran System”) that offers a novel, less invasive approach to the SI Joint using a single, robust, titanium implant for treatment of the most common types of SI-Joint disorders that cause lower back pain. The Company received U.S. Food and Drug Administration (“FDA”) clearance in 2018 for The Catamaran System and is currently focused on the US market. Since the national launch of The Catamaran System in October 2022, the Company has been focused on three commercial opportunities: 1) primary SI Joint procedures, 2) revision procedures of failed SI Joint implants and 3) SI-Joint fusion adjunct to a spine fusion construct.

In August 2025, the Company acquired substantially all of the assets of SiVantage, Inc. and SIMPL Medical, LLC, including the SImmetry+® SI Joint Fusion System (“The SImmetry+ System”) that treats disorders of the SI Joint through minimally invasive lateral access solution that incorporates well-established orthopedic fusion principles-including joint decortication, bone graft placement, and rigid fixation-with the goal of achieving a true biological fusion across the SI Joint.

The Opportunity

We estimate that over 30 million American adults have chronic lower back pain. Published clinical studies have shown that 15% to 30% of all chronic lower back pain is associated with the SI Joint. For patients whose chronic lower back pain stems from the SI Joint, our experience in both clinical trials and commercial settings indicates the system to be introduced by Tenon could be beneficial for patients who are properly diagnosed and screened for surgery by trained healthcare providers.

In 2019, approximately 475,000 patients in the United States were estimated to have received an aesthetic injection to temporarily alleviate pain emanating from the SI Joint and/or to diagnose SI Joint pain. Additionally, several non-surgical technologies have been introduced in the past 10 years to address patients who do not respond to conservative options, including systemic oral medications, opioids, physical therapy and injection therapy.

To date, the penetration of a surgical solution for this market has been relatively low (5-7%). We believe this is due to complex surgical approaches and suboptimal implant design of existing options. The penetration of this market with an optimized surgical solution is Tenon’s focus.

We believe the SI Joint is the last major joint to be successfully addressed by the spine implant industry. Studies have shown that disability resulting from disease of the SI Joint is comparable to the disability associated with a number of other serious spine conditions, such as knee and hip arthritis and degenerative disc disease, each of which has surgical solutions where an implant is used, and a multi-billion-dollar market exists.

The SI Joint

The SI Joint is a strong weight bearing synovial joint situated between the lumbar spine and the pelvis and is aligned along the longitudinal load bearing axis of the human spine when in an upright posture. It functions as a force transfer conduit where it transfers axial loads bi-directionally from the spine to the pelvis and lower extremities and allows forces to be transmitted from the extremities to the spine. It also provides load sharing between the hip and spine to contribute towards attenuation of impact shock and stress from activities of daily living.

The SI Joint is a relatively immobile joint that connects the sacrum (the spinal segment that is attached to the base of the lumbar spine at the L5 vertebra) and the ilium of the pelvis. Each SI Joint is approximately 2-4mm wide and irregularly shaped.

Motion of the SI Joint features vertical shear and rotation. Although the rotational forces about the SI Joint are relatively low, repetitive motions created by daily activities such as walking, jogging, twisting at the hips, and jumping can increase the stresses on the SI Joint. If the SI Joint is compromised through injury or degeneration, the load bearing and motion restraints from the surrounding anatomical structures of the SI Joint will be compromised resulting in abnormal stress transfers across the joint to these structures, thereby further augmenting the degenerative cascade of the SI Joint. Eventual pain and cessation of an individual’s normal activities due to a painful and unstable SI Joint have led to an increase in the recent development of SI Joint stabilization devices.

Non-Surgical Treatment of Sacroiliac Joint Disease

Several non-surgical treatments exist for suspected sacroiliac joint pain. These conservative steps often provide desired relief for the patient. Non-surgical treatments include:

●	Physical Therapy.

●	Drug Therapy: including opiates and non-steroidal anti-inflammatory medications.

●	Intra-Articular Injections of Steroid Medications: which are typically performed by physicians who specialize in pain treatment or anesthesia.

When conservative steps fail to deliver sustained pain relief and return to quality of life, specific diagnostic protocols are utilized to explore if a surgical option should be considered.

Diagnosis

Historically, diagnosing pain from the SI Joint was not routinely a focus of orthopedic or neurosurgery training during medical school or residency programs. Due to its invasiveness, post-operative pain, and muscle disruption along with a difficult procedure overall, the open SI Joint fusion procedure was rarely taught in these settings.

The emergence of various less invasive SI Joint surgical technologies has generated a renewed discussion of SI Joint issues. Of particular focus is the diagnostic protocol utilized to properly select patients for SI Joint surgery. Patients with low back pain typically start with primary care physicians who often refer to pain specialists. Here, the patient will undergo traditional physical therapy combined with oral medications (anti-inflammatory, narcotic, etc.). If the patient fails to respond to these steps the pain specialist may move to therapeutic injections of the SI Joint. These injections may serve to lessen inflammation to the point that the patient is satisfied. However, the impact from these injections is often transient. In this case the patient is often referred to a clinician to determine if the patient may be a candidate for surgical intervention. A series of provocative tests in clinic, combined with a specific injection protocol to isolate the SI Joint as the pain generator is then utilized to confirm the need for surgical intervention. Published literature has shown this technique to be a very effective step to determine the best treatment to alleviate pain.

Limitations of Existing Treatment Options

Surgical fixation and fusion of the SI Joint with an open surgical technique was first reported in 1908, with further reports in the 1920s. The open procedure uses plates and screws, requires a 6 to 12-inch incision and is extremely invasive. Due to the high invasiveness and associated morbidity, the use of this procedure is limited to cases involving significant trauma, tumor, etc.

Less invasive surgical options along with implant design began to emerge over the past 15 years. These options feature a variety of approaches and implant designs and have been met with varying degrees of adoption. Lack of a standard and accepted diagnostic approach, complexity of approach, high morbidity of approach, abnormally high complication rates and inability to radiographically confirm fusion have all been cited as reasons for low adoption of these technologies.

Commercialization

Tenon’s Catamaran and SImmetery+ Systems make up the Company’s growing portfolio of advanced SI Joint technologies. Together, these platforms uniquely position Tenon with multiple surgical approaches – lateral and inferior-posterior – both designed to be minimally invasive, enable authentic arthrodesis and supported by robust clinical evidence, including the published prospective Mainsail™ and EVoluSIon™ SI Joint fusion studies. We anticipate that these differentiated technologies will enable physicians to customize treatment plans for their patients with an innovative portfolio that spans SI Joint, spinal fusion, and deformity adjuncts — each solution engineered to deliver fusion outcomes more reliably. We believe that this multi-platform, multi-approach strategy strengthens Tenon’s competitive advantage in the expanding SI Joint fusion market and underscores the Company’s commitment to delivering effective, durable outcomes for physicians and patients.

The Catamaran System

Tenon initiated its national commercial launch of The Catamaran System in October 2022 to address what we believe is a large market opportunity. The Catamaran System includes instruments and implants designed to prepare and fixate the SI Joint for fusion. The Catamaran System is distinct from other competitive offerings in the following ways:

●	Trans-articular placement across the SI Joint

●	Inferior- posterior sacroiliac fusion approach

●	Reduced approach morbidity

●	Direct visualization to the SI Joint

●	Single implant technique

●	Insertion trajectory away from the neural foramen

●	Insertion trajectory away from major lateral vascular structures

●	Autologous bone grafting in the ilium, sacrum and bridge

●	Radiographic confirmation of bridging bone fusion of the SI Joint

The fixation device and its key features are shown below:

Key Features

● Robust single titanium implant

● Incorporates fusion principles to facilitate long-term fixation

● Immediate stabilization along the long axis of the joint.

● Fenestrated pontoons designed to facilitate bony in-growth.

● “Pontoons and Bridge window” filled with autologous bone from drilling process

● Proprietary osteotome bridge designed to disrupt the joint in preparation for fusion

The Catamaran System represents a novel less invasive approach to treat SI Joint dysfunction. Its trans-articular placement, combined with a design rooted in fusion principles, ensures immediate fixation and stabilization supported by peer reviewed clinical and radiographic evidence of fusion with a compelling safety profile. The Catamaran System is a singular implant designed with several proprietary components which allow for it to be explicitly formatted to address the SI Joint with a single, less invasive approach and implant. This contrasts with several competitive implant systems that require multiple approach pathways and implants to achieve fixation. In addition, the inferior-posterior approach is designed to be direct to the joint and through limited anatomical structures which may minimize the morbidity of the approach. The implant features a patented dual pontoon open cell design which enables the clinician to pack the pontoons with the patient’s own autologous bone designed to promote bone fusion across the joint. The Catamaran System is designed specially to resist vertical shear and rotation of the joint in which it was implanted, helping stabilize the joint in preparation for eventual fusion.

The instruments we have developed are proprietary to The Catamaran System and specifically designed to transfix the SI Joint and facilitate an inferior-posterior approach that is unique to the system.

Tenon also has developed a proprietary 2D radiographic placement protocol as well as a protocol for 3D navigation utilizing the latest techniques in spine surgery. These Tenon advancements are intended to further enhance the safety and ease of the procedure and encourage more physicians to adopt the procedure.

In October 2022, we received Institutional Review Board (“IRB”) approval from WCG IRB for two separate Tenon-sponsored post market clinical studies of The Catamaran System. The approval by WCG allows designated Catamaran study centers to begin recruiting and enrolling patients into the clinical studies. The first approval from WCG IRB supports a prospective, multi-center, single arm post market study that will evaluate the clinical outcomes of patients with sacroiliac joint disruptions or degenerative sacroiliitis treated with The Catamaran System. Patients will be followed out to 24 months assessing various patient reported outcomes, radiographic assessments, and adverse events. The second prospective, multi-center, Catamaran study will evaluate 6-to-12-month radiographic outcomes to assess fusion of patients that have already undergone treatment with The Catamaran System. In addition, retrospective and prospective clinical outcomes will be evaluated.

The SImmetry+ System

In August 2025, we acquired The SImmetry+ System, which affords an efficient and effective minimally invasive technique to effect a true arthrodesis of the SI Joint in the following way:

●	Minimally invasive lateral access for safety and control

●	System designed with well-established orthopedic fusion principles

●	New 3D printed titanium implants and proprietary instrumentation provides rigid fixation

●	Joint preparation with the proprietary SImmetry Decorticator removes cartilage and decorticates opposing joint surfaces

●	Bone graft delivery to the prepared joint to facilitate fusion

Corporate Information

We were incorporated on June 6, 2012, in Delaware. Our principal executive offices are located at 104 Cooper Court, Los Gatos, CA 95032 and our telephone number is (408) 649-5760. Our website address is www.tenonmed.com. The information on, or that can be accessed through, our website is not part of this report. We have included our website address as an inactive textual reference only.

Implications of Being an Emerging Growth Company

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). We will remain an emerging growth company until the earlier of (i) the last day of the fiscal year following the fifth anniversary of the date of the first sale of our Common Stock pursuant to an effective registration statement under the Securities Act; (ii) the last day of the fiscal year in which we have total annual gross revenues of $1.235 billion or more; (iii) the date on which we have issued more than $1 billion in nonconvertible debt during the previous three years; or (iv) the date on which we are deemed to be a large accelerated filer under applicable SEC rules. We expect that we will remain an emerging growth company for the foreseeable future, but cannot retain our emerging growth company status indefinitely and will no longer qualify as an emerging growth company on or before the last day of the fiscal year following the fifth anniversary of the date of the first sale of our Common Stock pursuant to an effective registration statement under the Securities Act. For so long as we remain an emerging growth company, we are permitted and intend to rely on exemptions from specified disclosure requirements that are applicable to other public companies that are not emerging growth companies.

These exemptions include:

●	being permitted to provide only two years of audited financial statements, in addition to any required unaudited interim financial statements, with correspondingly reduced “Management’s Discussion and Analysis of Financial Condition and Results of Operations” disclosure;

●	not being required to comply with the requirement of auditor attestation of our internal controls over financial reporting;

●	not being required to comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements;

●	reduced disclosure obligations regarding executive compensation; and

●	not being required to hold a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

We have taken advantage of certain reduced reporting requirements in this prospectus. Accordingly, the information contained herein may be different than the information you receive from other public companies in which you hold stock.

An emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. This allows an emerging growth company to delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have irrevocably elected to avail ourselves of this extended transition period and, as a result, we will not be required to adopt new or revised accounting standards on the dates on which adoption of such standards is required for other public reporting companies.

We are also a “smaller reporting company” as defined in Rule 12b-2 of the Exchange Act, and have elected to take advantage of certain of the scaled disclosure available for smaller reporting companies.

THE OFFERING

This prospectus relates to the resale or other disposition from time to time by the Selling Stockholders identified in this prospectus of up to 1,836,046 shares of our Common Stock. None of the shares registered hereby are being offered for sale by us.

Shares of Common Stock offered by the Selling Stockholders	1,836,046 shares of Common Stock, consisting of (i) up to 597,610 Pre-Funded Warrant Shares; (ii) up to 1,058,517 August 2026 Series A Warrant Shares, (iii) 63,380 November 2025 Shares; (iv) 63,380 November 2025 Warrant Shares; (v) 3,947 WG Shares (subject to the vesting schedule); (vi) 3,947 NG Shares (subject to the vesting schedule); (vii) 28,187 SV Shares, (viii) 16,890 SV Milestone Shares, (ix) 188 SM Shares.

Common stock to be outstanding after this offering(1)	2,768,975 shares of Common Stock, assuming the exercise of all of the Warrants and issuance of all SV Milestone Shares.

Use of Proceeds	The Selling Stockholders will receive all of the proceeds of the sale of shares of Common Stock offered from time to time pursuant to this prospectus. Accordingly, we will not receive any proceeds from the sale of shares of Common Stock that may be sold from time to time pursuant to this prospectus; however, we will receive proceeds from any cash exercise of the Warrants. See “Use of Proceeds.” We intend to use the proceeds from any cash exercise of the Warrants for working capital and general corporate purposes.

Plan of Distribution	The Selling Stockholders named in this prospectus, or their pledgees, donees, transferees, distributees, beneficiaries or other successors-in-interest, may offer or sell the shares of Common Stock offered hereby from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices. The Selling Stockholders may also resell the shares of Common Stock to or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions.

Risk Factors	See “Risk Factors” beginning on page 7 of this prospectus and in the documents incorporated by reference to this prospectus and the other information included in this prospectus for a discussion of factors you should carefully consider before investing in our securities.

Nasdaq Capital Market trading symbol	Our Common Stock is listed on the Nasdaq Capital Market under the symbol “TNON.”

(1)	The number of shares of Common Stock to be outstanding immediately after this offering is based on 1,032,578 shares of Common Stock outstanding as of August 31, 2026, and excludes, as of such date:

●	2,210,739 shares of Common Stock issuable upon the exercise of outstanding warrants with a weighted average exercise price equal to $9.24 per share;

●	504 shares of Common Stock issuable upon the exercise of outstanding stock options, with a weighted average exercise price equal to $390.25 per share;

●	34,573 shares of Common Stock issuable upon the vesting of restricted stock units; and

●	up to 753,216 shares of Common Stock issuable upon conversion of the outstanding 20% original issue discount senior convertible notes (the “Notes”) at the Floor Price (as defined in the Notes);

●	1,306 shares of Common Stock reserved for future issuance under Tenon Medical, Inc. 2022 Equity Incentive Plan.

RISK FACTORS

Investing in our securities involves a high degree of risk. You should carefully consider the risks described in the documents incorporated by reference in this prospectus and any prospectus supplement, as well as other information we include or incorporate by reference into this prospectus and any applicable prospectus supplement, before making an investment decision. Our business, financial condition or results of operations could be materially adversely affected by the materialization of any of these risks. The trading price of our securities could decline due to the materialization of any of these risks, and you may lose all or part of your investment. This prospectus and the documents incorporated herein by reference also contain forward-looking statements that involve risks and uncertainties. Actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks described in the documents incorporated herein by reference, together with the other information set forth in this prospectus, the risks described in Part I, Item 1A, Risk Factors in our most recent Annual Report on Form 10-K and in the other documents that we include or incorporate by reference into this prospectus, as updated by our Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other filings we make with the SEC, the risk factors described under the caption “Risk Factors” in any applicable prospectus supplement and any risk factors set forth in our other filings with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, before making a decision about investing in our securities. The risks and uncertainties we have described are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our operations. If any risks actually occur, our business, financial condition and results of operations may be materially and adversely affected. In such an event, the trading price of our common stock could decline and you could lose part or all of your investment.

Risks Related to the Resale of the Resale Shares and Ownership of Shares of Our Common Stock

An active trading market for our shares may not be sustained.

Although our shares are listed on The Nasdaq Stock Market LLC, the market for our shares has demonstrated varying levels of trading activity. The current level of trading may not be sustained in the future. The lack of an active market for our shares may impair investors’ ability to sell their shares at the time they wish to sell them or at a price that they consider reasonable, may reduce the fair market value of their shares and may impair our ability to raise capital to continue to fund operations by selling shares and may impair our ability to acquire additional intellectual property assets by using our shares as consideration.

The Selling Stockholders may choose to sell the Resale Shares at prices below the current market price.

The Selling Stockholders are not restricted as to the prices at which they may sell or otherwise dispose of the Resale Shares covered by this prospectus. Sales or other dispositions of the Resale Shares below the then-current market prices could adversely affect the market price of our Common Stock.

A large number of shares of Common Stock may be sold in the market following this offering, which may significantly depress the market price of our Common Stock.

The Resale Shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act. As a result, a substantial number of shares of Common Stock may be sold in the public market following this offering. If there are significantly more shares of Common Stock offered for sale than buyers are willing to purchase, then the market price of our Common Stock may decline to a market price at which buyers are willing to purchase the offered Common Stock and sellers remain willing to sell Common Stock.

We will have broad discretion as to the proceeds that we receive from the cash exercise by any holder of the Warrants, and we may not use the proceeds effectively.

We will not receive any of the proceeds from the sale of the Resale Shares by the Selling Stockholders pursuant to this prospectus. We may receive up to $7,887,581 in aggregate gross proceeds from cash exercises of the Warrants, based on the current per share exercise price of $40.60 of the November 2025 Warrants, $0.001 of Pre-Funded Warrants, and $5.02 of August 2026 Series A Warrants. To the extent that we receive such proceeds, we intend to use the net proceeds from cash exercises of the Warrants for repayment of debt, working capital, capital expenditures, and other general corporate purposes. We have considerable discretion in the application of such proceeds. You will not have the opportunity, as part of your investment decision, to assess whether such proceeds are being used in a manner agreeable to you. You must rely on our judgment regarding the application of the net proceeds from cash exercises of the Warrants, which may be used for corporate purposes that do not improve our profitability or increase the price of our shares of Common Stock. Such proceeds may also be placed in investments that do not produce income or that lose value. The failure to use such funds by us effectively could have a material adverse effect on our business, financial condition, operating results and cash flow.

You may experience future dilution as a result of issuance of the Resale Shares, future equity offerings by us and other issuances of our Common Stock or other securities. In addition, the issuance of the Resale Shares and future equity offerings and other issuances of our Common Stock or other securities may adversely affect our Common Stock price.

In order to raise additional capital, we may in the future offer additional shares of our Common Stock or other securities convertible into or exchangeable for our Common Stock at prices that may not be the same as the price per share as prior issuances of Common Stock. We may not be able to sell shares or other securities in any other offering at a price per share that is equal to or greater than the price per share previously paid by investors, and investors purchasing shares or other securities in the future could have rights superior to existing stockholders. The price per share at which we sell additional shares of our Common Stock or securities convertible into Common Stock in future transactions may be higher or lower than the prices per share for previous issuances of Common Stock or securities convertible into Common Stock paid by certain investors. In addition, the exercise price of the Warrants may be or greater than the price per share previously paid by certain investors. You will incur dilution upon exercise of any outstanding stock options, warrants or upon the issuance of shares of Common Stock under our equity incentive programs. In addition, the issuance of the Resale Shares and any future sales of a substantial number of shares of our Common Stock in the public market, or the perception that such sales may occur, could adversely affect the price of our Common Stock. We cannot predict the effect, if any, that market sales of those shares of Common Stock or the availability of those shares for sale will have on the market price of our Common Stock.

Substantial future sales of shares of our Common Stock could cause the market price of our Common Stock to decline.

We expect that significant additional capital may be needed in the near future to continue our planned operations. Sales of a substantial number of shares of our Common Stock in the public market, or the perception that these sales might occur, could depress the market price of our Common Stock and could impair our ability to raise capital through the sale of additional equity securities. We are unable to predict the effect that such sales may have on the prevailing market price of our shares.

We have financed our operations, and we expect to continue to finance our operations, acquisitions, if any, and the development of strategic relationships by issuing equity, warrants and/or convertible securities, which could significantly reduce the percentage ownership of our existing stockholders. Further, any additional financing that we secure may require the granting of rights, preferences or privileges senior to, or pari passu with, those of Common Stock. Additionally, we may acquire other technologies or finance strategic alliances by issuing our equity or equity-linked securities, which may result in additional dilution. Any issuances by us of equity securities may be at or below the prevailing market price of our Common Stock and in any event may have a dilutive impact on your ownership interest, which could cause the market price of our Common Stock to decline. We may also raise additional funds through the incurrence of debt or the issuance or sale of other securities or instruments senior to our shares of Common Stock. The holders of any securities or instruments we may issue may have rights superior to the rights of holders of our Common Stock. If we experience dilution from issuance of additional securities and we grant superior rights to new securities over common stockholders, it may negatively impact the trading price of our shares of Common Stock.

Our Series A Preferred Stock and Series B Preferred Stock rank senior to our Common Stock.

Our Series A Preferred Stock and Series B Preferred Stock rank, with respect to rights on the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the affairs of our company, and redemption rights, senior to our Common Stock and each other class or series of securities now existing or hereafter authorized classified or reclassified, the terms of which do not expressly provide that such class or series ranks on a parity basis with or senior to the Series A Preferred Stock and Series B Preferred Stock as to rights on the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the affairs of our company, and redemption rights.

Conversion of Series A Preferred Stock, Series B Preferred Stock or the Notes or the exercise of the Offering Warrants, Note Warrants, Series A Warrants, Series B Warrants, November 2025 Warrants, or August 2026 Warrants may cause significant dilution to our stockholders.

As of August 31, 2026, we have issued 204,159 shares of Series A Preferred Stock, which are convertible into approximately 50,000 shares of common stock, 86,454 shares of Series B Preferred Stock, which are convertible into approximately 9,000 shares of common stock and $4.13 million of Notes, which are convertible into up to 753,216 shares of our common stock. We also have the following outstanding warrants:

●	In April 2022, in connection with our initial public offering, we issued warrants to purchase a total of 35 shares of our common stock at an exercise price of $14,000.00 per share (the “IPO Warrants”). The IPO Warrants expire five years from the issuance date.

●	In June 2023, in connection with a registered offering of stock, we issued warrants to purchase a total of 7,143 shares of our common stock at an exercise price which was reset on July 16, 2023 to $880.88 per share (the “Offering Warrants”). The Offering Warrants were exercisable upon issuance and will expire five years from the date of issuance. Warrants to purchase a total of 5,929 are outstanding at August 31, 2026.

●	In November 2023, in connection with the issuance of convertible notes, we issued warrants to purchase a total of 161 shares of our common stock at an exercise price equal to $543.20 per share (the “Note Warrants”). The Note Warrants expire five years from the issuance date.

●	On February 20, 2024, in connection with the issuance of Series A Preferred Stock, we issued warrants to purchase a total of 1,484 shares of our common stock at an exercise price equal to $149.80 per share (the “Series A Warrants”). The Series A Warrants were exercisable upon issuance and expire five years from the date of issuance.

●	On September 5, 2024, in connection with the issuance of Series B Preferred Stock, we issued warrants to purchase a total of 464 shares of our common stock at an exercise price equal to $149.65 per share (the “Series B Warrants”). The Series B Warrants were exercisable upon issuance and expire five years from the date of issuance.

●	On November 11, 2025, in connection with the November 2025 Private Placement, we issued November 2025 Warrants to purchase 63,380 shares of our common stock at an exercise price of $40.60 per share, with an expiration date of three years from the date of issuance.

●	On July 1, 2026, in connection with a best efforts offering, we issued common stock purchase warrants to purchase 378,948 shares of our common stock at an exercise price of $13.30 per share, with an expiration date of five years from the issuance date. The number of shares issuable upon exercise of these warrants increased to 473,685 on August 10, 2026, triggered by our 1-for-35 reverse stock split.

●	On August 31, 2026, in connection with the August 2026 Private Placement, we issued Pre-Funded Warrants to purchase 597,610 shares of Common Stock at an exercise price of $0.001 per share, and August 2026 Series A Warrants to purchase 1,058,517 shares of Common Stock at an exercise price of $5.02 per share with an expiration date of five years from the date of issuance.

The issuance of shares of common stock upon the conversion of the Notes or such shares of preferred stock or exercise of any of our outstanding warrants would dilute the percentage ownership interest of holders of our common stock, dilute the book value per share of our common stock, and increase the number of our publicly traded shares, which could further depress the market price of our common stock.

In addition, the Series A Preferred Stock, the Series B Preferred Stock, the Series A Warrants, the Series B Warrants, and the Note Warrants contain weighted average anti-dilution provisions which, subject to limited exceptions, would increase the number of shares issuable upon exercise of such securities (by reducing the exercise price) in the event that we in the future issue common stock, or securities convertible into or exercisable to purchase common stock, at a price per share lower than the exercise price then in effect.

For more information about our SEC filings, please see “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.”

Additional risks not presently known or that we presently consider to be immaterial could subsequently materially and adversely affect our financial condition, results of operations, business, and prospects.

PRIVATE PLACEMENTS

November 2025 Private Placement

On November 10, 2025, the Company entered into securities purchase agreements (the “November 2025 Purchase Agreements”) with the November 2025 Investors pursuant to which the Company agreed to issue and sell an aggregate of 63,380 November 2025 Shares, and/or pre-funded common stock purchase warrants, and November 2025 Warrants, each exercisable for one share of Common Stock of the Company, at a combined offering price of $44.98 per Share and November 2025 Warrant. The November 2025 Warrants have an exercise price of $40.60 per share and expire three years from the date of issuance. The November 2025 Purchase Agreements contained customary representations and warranties.

The offering closed on November 14, 2025, and the Company issued the November 2025 Investors an aggregate of 63,380 November 2025 Shares and November 2025 Warrants to purchase 63,380 shares of Common Stock of the Company. No pre-funded warrants were issued. The Company received approximately $2.85 million in gross proceeds of the offering, which it intends to use for working capital and general corporate purposes.

Steven Foster, the Company’s Chief Executive Officer and Director, Nathaniel Grawey, the Company’s Chief Commercial Officer, and Wyatt Geist, the Company’s Chief Innovation Officer, participated in the offering as November 2025 Investors.

Under the November 2025 Purchase Agreements the Company is required to file a registration statement covering the resale of all the November 2025 Shares and November 2025 Warrant Shares that may be issued pursuant to the November 2025 Purchase Agreements within 30 days after the date of the November 2025 Purchase Agreements. The Company shall pay all fees and expenses incident to the registration of such shares.

The issuance of the November 2025 Shares and November 2025 Warrants pursuant to the November 2025 Purchase Agreements was made pursuant to the exemption from the registration requirements under the Securities Act available to the Company under Section 4(a)(2) and/or Regulation D promulgated thereunder due to the fact the offering of the November 2025 Shares and November 2025 Warrants did not involve a public offering of securities.

Terms of the November 2025 Warrants

The November 2025 Warrants have an exercise price of $40.60 per share, subject to adjustment as provided in the November 2025 Warrants, and have a term of exercise of three years from the date of their issuance.

The exercise price of the November 2025 Warrants, and the number of November 2025 Warrant Shares, are subject to adjustment in the event of any stock dividend or split, reverse stock split, recapitalization, reorganization or similar transaction, as described in the November 2025 Warrants. The Company may also at any time during the term of the November 2025 Warrants, subject to the prior written consent of the holder, voluntarily reduce the then current exercise price to any amount and for any period of time, subject to the rules and regulations of Nasdaq.

A holder will not have the right to exercise any portion of the November 2025 Warrants if the holder (together with its affiliates) would beneficially own in excess of 4.99% of the number of shares of Common Stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of such November 2025 Warrants.

Except as otherwise provided in the November 2025 Warrants or by virtue of such holder’s ownership of shares of Common Stock, the holder of the November 2025 Warrants do not have the rights or privileges of a holder of Common Stock, including any voting rights, until the holder exercises such warrant.

The foregoing summaries of the November 2025 Purchase Agreements and November 2025 Warrants do not purport to be complete and are subject to, and qualified in their entirety by, the full text of the forms of the November 2025 Purchase Agreements and November 2025 Warrants, which are filed as Exhibits 10.1 and 4.1 to the Company’s Current Report on Form 8-K filed with SEC on November 17, 2025, respectively and are incorporated herein by reference.

August 2026 Private Placement

On August 27, 2026, the Company entered into the August 2026 Purchase Agreement with the August 2026 Purchaser for the issuance and sale in a private placement of (i) pre-funded warrants (the “Pre-Funded Warrants”) to purchase up to an aggregate of 597,610 shares (the “Pre-Funded Warrant Shares”) of the Common Stock at a purchase price of $5.019 per Pre-Funded Warrant, and (ii) Series A common stock purchase warrants to purchase up to an aggregate of 1,058,517 shares of Common Stock (the “August 2026 Series A Warrants,” and the shares issuable upon exercise thereof, the “August 2026 Series A Warrant Shares”). The August 2026 Private Placement closed on August 31, 2026. The Company received gross proceeds of approximately $2,999,405 (which does not include approximately $598 that the Company may receive from the August 2026 Purchaser upon exercise of the Pre-Funded Warrants) from the August 2026 Private Placement.

Each August 2026 Series A Warrant has an exercise price of $5.02 per share. The August 2026 Series A Warrants are immediately exercisable and will expire five (5) years from issuance. A holder may not exercise any portion of the August 2026 Series A Warrants to the extent the August 2026 Purchaser would own more than 4.99% of the outstanding Common Stock immediately after exercise. A holder may increase or decrease this percentage with respect to the August 2026 Series A Warrants to a percentage not in excess of 9.99%, except that any such increase shall require at least 61 days’ prior notice to the Company.

The Pre-Funded Warrants are immediately exercisable and may be exercised at a nominal exercise price of $0.001 per share of Common Stock at any time until all of the Pre-Funded Warrants are exercised in full. A holder may not exercise any portion of the Pre-Funded Warrants to the extent the August 2026 Purchaser would own more than 9.99% of the outstanding Common Stock immediately after exercise.

WallachBeth Capital LLC (the “Placement Agent”) served as the Company’s exclusive placement agent in connection with the August 2026 Private Placement, pursuant to that certain placement agency agreement, dated as of August 27, 2026, between the Company and Placement Agent (the “Placement Agency Agreement”). Pursuant to the Placement Agency Agreement, the Company agreed to pay the Placement Agent a cash fee of 7% of the aggregate gross proceeds raised in the August 2026 Private Placement and agreed to reimburse the Placement Agent for certain expenses and legal fees.

The Placement Agency Agreement and the August 2026 Purchase Agreement contain customary representations and warranties, agreements and obligations, conditions to closing and termination provisions.

In connection with the August 2026 Private Placement, the Company entered into a registration rights agreement (the “Registration Rights Agreement”), dated as of August 31, 2026, with the August 2026 Purchaser, pursuant to which the Company agreed to prepare and file a registration statement with the SEC registering the resale of the Pre-Funded Warrant Shares and the August 2026 Series A Warrant Shares no later than 15 days after the date of the Registration Rights Agreement, and to use best efforts to have the registration statement declared effective as promptly as practical thereafter, and in any event no later than 45 days following the date of the Registration Rights Agreement (or 75 days following the date of the Registration Rights Agreement in the event of a “full review” by the SEC).

The August 2026 Private Placement closed on August 31, 2026. The Company intends to use the net proceeds received from the August 2026 Private Placement for repayment of certain debt, working capital and general corporate purposes.

The issuance of the August 2026 Warrants pursuant to the August 2026 Purchase Agreement was made pursuant to the exemption from the registration requirements under the Securities Act available to the Company under Section 4(a)(2) and/or Regulation D promulgated thereunder due to the fact the offering of the August 2026 Warrants did not involve a public offering of securities.

The foregoing descriptions of terms and conditions of the Placement Agency Agreement, the August 2026 Purchase Agreement, the Pre-Funded Warrants, the August 2026 Series A Warrants, and the Registration Rights Agreement do not purport to be complete and are qualified in their entirety by the full text of the form of the Placement Agency Agreement, the August 2026 Purchase Agreement, the form of the Pre-Funded Warrant, the form of the August 2026 Series A Warrant, and the form of the Registration Rights Agreement, which are filed as Exhibits 1.1, 10.1, 4.1, 4.2, and 10.2, respectively, to the Company’s Current Report on Form 8-K filed with the SEC on August 31, 2026, and are incorporated herein by reference.

USE OF PROCEEDS

The Selling Stockholders will receive all of the proceeds of the sale of shares of Common Stock offered from time to time pursuant to this prospectus. Accordingly, we will not receive any proceeds from the sale of shares of Common Stock that may be sold from time to time pursuant to this prospectus; however, we will receive proceeds from the cash exercise of the November 2025 Warrants and August 2026 Warrants. We currently intend to use these net proceeds for certain debt repayment, working capital and general corporate purposes. We have not determined the amount of net proceeds to be used specifically for any of such purposes.

The expected use of net proceeds from the cash exercise of the November 2025 Warrants and August 2026 Warrants represents our intentions based upon our current plans and business conditions, which could change in the future as our plans and business conditions evolve and change. The amounts and timing of our actual expenditures, specifically with respect to working capital, may vary significantly depending on numerous factors. As a result, our management will retain broad discretion over the allocation of the net proceeds from this offering.

We will bear the out-of-pocket costs, expenses and fees incurred in connection with the registration of shares of our Common Stock to be sold by the Selling Stockholders pursuant to this prospectus. Other than registration expenses, the Selling Stockholders will bear any underwriting discounts, commissions, placement agent fees or other similar expenses payable with respect to sales of shares of our Common Stock.

SELLING STOCKHOLDERS

The Resale Shares being offered by the Selling Stockholders include the November 2025 Shares issued to the November 2025 Investors in the November 2025 Private Placement, the November 2025 Warrant Shares issuable to the November 2025 Investors upon exercise of the November 2025 Warrants, NG Shares issued to Nathaniel Grawey, WG Shares issued to Wyatt Geist, SV Shares issued to SiVantage, SV Milestone Shares issuable to SiVantage upon achievement of certain milestones described in the Asset Purchase Agreement, SM Shares issued to Steven Moscaret, an employee of the Company, and August 2026 Warrant Shares issuable upon exercise of the August 2026 Warrants. For additional information regarding the issuances of the November 2025 Shares, November 2025 Warrants and the August 2026 Warrant Shares, see “Private Placements” above. For more information about WG Shares, NG Shares, SV Shares, SV Milestone Shares, see our Current Report on Form 8-K filed with the SEC on August 7, 2025. We are registering the Resale Shares in order to permit the Selling Stockholders to offer them for resale from time to time.

The table below lists the Selling Stockholders and provides information regarding their beneficial ownership of shares of Common Stock by each of the Selling Stockholders. The second column lists the number of shares of Common Stock beneficially owned by the Selling Stockholders, based on their ownership of the shares of Common Stock prior to the issuance of the Resale Shares and their beneficial ownership of shares of Common Stock as of August 31, 2026, without regard to any limitations on exercises and issuance of all SV Milestone Shares on that date and assuming conversion of the Notes and exercise of the November 2025 Warrants held by the Selling Stockholders on that date. The third column lists the maximum number of shares of Common Stock being offered by this prospectus by the Selling Stockholders, without regard to any limitations on exercises. The fourth column assumes the sale of all of the Resale Shares offered by the Selling Stockholders pursuant to this prospectus. The fifth column shows the percentage of the Selling Stockholders’ beneficial ownership of the Common Stock after this offering, assuming the sale of all Resale Shares, and is based on 1,032,578 shares of Common Stock issued and outstanding as of August 31, 2026.

This prospectus generally covers the resale of the maximum number of August 2026 Warrant Shares and November 2025 Warrant Shares issuable upon exercise of the Warrants, determined as if the outstanding Warrants were converted or exercised in full as of the trading day immediately preceding the date this registration statement was initially filed with the SEC, without regard to any limitations on the exercise of the Warrants.

Under the terms of the Pre-Funded Warrants, August 2026 Series A Warrants and the November 2025 Warrants, the Selling Stockholders may not exercise respective warrants to the extent such exercise would cause such Selling Stockholder, together with its affiliates and attribution parties, to beneficially own a number of shares of Common Stock that would exceed 4.99% (or 9.99% in case of Pre-Funded Warrants), of our then-outstanding Common Stock following such exercise, excluding for purposes of such determination shares of Common Stock issuable upon exercise of such warrants which have not been exercised. In addition, pursuant to the Asset Purchase Agreement, the maximum number of shares of Common Stock issuable to SiVantage by the Company at any time until August 1, 2028 is limited to 31,547 shares.

The number of shares in the second, third, fourth and fifth columns do not reflect these limitations.

The Selling Stockholders may sell all, some or none of their Resale Shares in this offering. See “Plan of Distribution.”

Name of Selling Stockholder(1)	Number of shares of Common Stock Owned Prior to Offering	Maximum Number of shares of Common Stock to be Sold Pursuant to this Prospectus	Number of shares of Common Stock Owned After Offering(2)	Percentage of Beneficial Ownership After Offering(2)
Adil Samad(3)	11,118	11,118	0	0%
Richard Morgan(4)	2,224	2,224	0	0%
Nabeel Hamoui(5)	6,672	6,672	0	0%
Wyatt Geist(6)	5,059	5,059	0	0%
Nathaniel Grawey(7)	9,729	9,729	0	0%
Sean Monahan(8)	2,224	2,224	0	0%
Brooks Osburn(9)	3,336	3,336	0	0%
Ted Osburn(10)	3,336	3,336	0	0%
Dylan Tipton(11)	1,112	1,112	0	0%
3D Dream Developers, LLC(12)	2,224	2,224	0	0%
Brian Handal(13)	4,448	4,448	0	0%
Steven Foster(14)	5,237	1,112	4,125	* %
Brian Ranft(15)	2,670	2,670	0	0%
Michael Venezia(16)	3,336	3,336	0	0%
The Scott H. Meyer Revocable Trust, u/a/d 01/24/2022(17)	2,224	2,224	0	0%
Troy Zielasko(18)	2,224	2,224	0	0%
Thomas Freeman(19)	11,118	11,118	0	0%
MQF Consulting Corporation(20)	6,672	6,672	0	0%
Amy Battaglia(21)	890	890	0	0%
Eileen Grawey(22)	2,224	2,224	0	0%
LQJ Investment Trust(23)	1,112	1,112	0	0%
Bryce Jenkinson(24)	6,672	6,672	0	0%
John Halliday(25)	3,336	3,336	0	0%
Daniel Fried(26)	446	446	0	0%
Bright Williamson(27)	11,118	11,118	0	0%
Steve Szabo(28)	890	890	0	0%
Richard Casko(29)	890	890	0	0%
Sunil Panchal(30)	11,340	11,340	0	0%
STRATA Trust Company, Custodian FBO Sunil J Panchal IRA Acct#300002386(31)	14,898	14,898	0	0%
SiVantage, Inc.(32)	45,077	45,077	0	0%
Steven Moscaret(33)	563	188	375	* %
Armistice Capital Master Fund Ltd.(34)	1,867,891	1,656,127	211,764	7.65%
Total	2,052,310	1,836,046	216,264	7.81%

*	Less than 1%

(1)	Unless otherwise indicated, the address of the Selling Stockholders is c/o Tenon Medical Inc., 104 Cooper Ct., Los Gatos, CA 95032.

(2)	We do not know when or in what amounts a Selling Stockholder may offer shares for sale. The Selling Stockholder might not sell any or might sell all of the shares offered by this prospectus. Because the Selling Stockholder may offer all or some of the shares pursuant to this offering, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares, we cannot estimate the number of the shares that will be held by the Selling Stockholder after completion of the offering. However, for purposes of this table, we have assumed that, after completion of the offering, none of the shares covered by this prospectus will be held by the Selling Stockholder.

(3)	Includes 5,559 November 2025 Warrant Shares issuable upon exercise of the November 2025 Warrants held by the Selling Stockholder.

(4)	Includes 1,112 November 2025 Warrant Shares issuable upon exercise of the November 2025 Warrants held by the Selling Stockholder.

(5)	Includes 3,336 November 2025 Warrant Shares issuable upon exercise of the November 2025 Warrants held by the Selling Stockholder.

(6)	The Selling Stockholder is the Chief Innovation Officer of the Company. Includes 3,093 shares of Common Stock subject to a vesting schedule and non-transferable, and 556 November 2025 Warrant Shares issuable upon exercise of the November 2025 Warrants held by the Selling Stockholder.

(7)	The Selling Stockholder is the Chief Commercial Officer of the Company. Includes 3,093 shares of Common Stock subject to a vesting schedule and non-transferable, and 2,891 November 2025 Warrant Shares issuable upon exercise of the November 2025 Warrants held by the Selling Stockholder.

(8)	Includes 1,112 November 2025 Warrant Shares issuable upon exercise of the November 2025 Warrants held by the Selling Stockholder.

(9)	Includes 1,668 November 2025 Warrant Shares issuable upon exercise of the November 2025 Warrants held by the Selling Stockholder.

(10)	Includes 1,668 November 2025 Warrant Shares issuable upon exercise of the November 2025 Warrants held by the Selling Stockholder.

(11)	Includes 556 November 2025 Warrant Shares issuable upon exercise of the November 2025 Warrants held by the Selling Stockholder.

(12)	Harsha Setty is the Manager of 3D Dream Developers, LLC and may be deemed to beneficially own the securities held by it. The principal address of the Selling Stockholder is 1416 Kensington Woods Drive, Lutz FL 33549. Includes 1,112 November 2025 Warrant Shares issuable upon exercise of the November 2025 Warrants held by the Selling Stockholder.

(13)	Includes 2,224 November 2025 Warrant Shares issuable upon exercise of the November 2025 Warrants held by the Selling Stockholder.

(14)	The Selling Stockholder is the Chief Executive Officer of the Company. Includes 556 November 2025 Warrant Shares issuable upon exercise of the November 2025 Warrants held by the Selling Stockholder.

(15)	Includes 1,335 November 2025 Warrant Shares issuable upon exercise of the November 2025 Warrants held by the Selling Stockholder.

(16)	Includes 1,668 November 2025 Warrant Shares issuable upon exercise of the November 2025 Warrants held by the Selling Stockholder.

(17)	Scott Meyer is the Trustee of the Selling Stockholder and has voting and investment power over the shares. The address of the Selling Stockholder is 4830 Alpha Pkwy NW, Apt 224, Rochester, MN 55901. Includes 1,112 November 2025 Warrant Shares issuable upon exercise of the November 2025 Warrants held by the Selling Stockholder.

(18)	Includes 1,112 November 2025 Warrant Shares issuable upon exercise of the November 2025 Warrants held by the Selling Stockholder.

(19)	Includes 5,559 November 2025 Warrant Shares issuable upon exercise of the November 2025 Warrants held by the Selling Stockholder.

(20)	Matthew Fakhoury has voting and dispositive power over the securities held by MQF Consulting Corporation. The Selling Stockholder’s address is 9 Michael drive Scarsdale NY 10583. Includes 3,336 November 2025 Warrant Shares issuable upon exercise of the November 2025 Warrants held by the Selling Stockholder.

(21)	Includes 445 November 2025 Warrant Shares issuable upon exercise of the November 2025 Warrants held by the Selling Stockholder.

(22)	Includes 1,112 November 2025 Warrant Shares issuable upon exercise of the November 2025 Warrants held by the Selling Stockholder.

(23)	Lenny Jue is the Trustee of the Selling Stockholder and has voting and investment power over the shares. The address of the Selling Stockholder is 7 Pleasure Cove, The Woodlands, TX 77381. Includes 556 November 2025 Warrant Shares issuable upon exercise of the November 2025 Warrants held by the Selling Stockholder.

(24)	Includes 3,336 November 2025 Warrant Shares issuable upon exercise of the November 2025 Warrants held by the Selling Stockholder.

(25)	Includes 1,668 November 2025 Warrant Shares issuable upon exercise of the November 2025 Warrants held by the Selling Stockholder.

(26)	Includes 223 November 2025 Warrant Shares issuable upon exercise of the November 2025 Warrants held by the Selling Stockholder.

(27)	Includes 5,559 November 2025 Warrant Shares issuable upon exercise of the November 2025 Warrants held by the Selling Stockholder.

(28)	Includes 445 November 2025 Warrant Shares issuable upon exercise of the November 2025 Warrants held by the Selling Stockholder.

(29)	Includes 445 November 2025 Warrant Shares issuable upon exercise of the November 2025 Warrants held by the Selling Stockholder.

(30)	Includes 5,670 November 2025 Warrant Shares issuable upon exercise of the November 2025 Warrants held by the Selling Stockholder.

(31)	Sunil Panchal is the Trustee of the Selling Stockholder and has voting and investment power over the shares. The address of the Selling Stockholder is 11813 Shire Wycliffe Ct., Tampa, FL 33626. Includes 7,449 November 2025 Warrant Shares issuable upon exercise of the November 2025 Warrants held by the Selling Stockholder.

(32)	Includes 16,890 SV Milestone Shares issuable upon achievement of certain milestones described in the Asset Purchase Agreement. Wyatt Geist and Nathaniel Grawey have voting and dispositive power over the securities held by SiVantage, Inc. The Selling Stockholder’s address is 3910 RCA Boulevard, Suite 1015, Palm Beach Gardens, FL 33410.

(33)	The Selling Stockholder is an employee of the Company.

(34)	Represents 597,610 Pre-Funded Warrant Shares of Common Stock issuable upon exercise of the Pre-Funded Warrants held by the Selling Stockholder, 1,058,517 shares of August 2026 Series A Warrant Shares issuable upon exercise of the August 2026 Series A Warrants held by the Selling Stockholder and 211,764 shares of Common Stock (which were registered pursuant to the Company’s Registration Statements on Form S-1, as amended (Reg. Nos. 333-296952 and 333-297142 and are subject to 4.99% beneficial ownership limitation) issuable upon exercise of a common stock purchase warrant issued to the Selling Stockholder on July 1, 2026. Steven Boyd, Managing Member of Armistice Capital, LLC, investment manager of the Selling Stockholder, may be deemed to beneficially own the securities held by it. The principal address of the Selling Stockholder is c/o Armistice Capital, LLC, 510 Madison Avenue, 7th Floor, New York, NY 10022.

PLAN OF DISTRIBUTION

The Selling Stockholders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of its securities covered hereby on The Nasdaq Capital Market or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. The Selling Stockholders may use any one or more of the following methods when selling securities:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales;

●	in transactions through broker-dealers that agree with the Selling Stockholders to sell a specified number of such securities at a stipulated price per security;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell securities under Rule 144 or any other exemption from registration under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction, a markup or markdown in compliance with FINRA IM-2440.

In connection with the sale of the securities or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The Selling Stockholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholders and any broker-dealers or agents that are involved in selling the securities are “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The Selling Stockholders have informed us that they do not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

We are required to pay certain fees and expenses incurred by us incident to the registration of the securities. We have agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

We agreed to keep this prospectus effective until the Selling Stockholders do not own any November 2025 Warrants or Resale Shares as applicable.

Pursuant to applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the Common Stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the Common Stock by the Selling Stockholders or any other person. We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

Transfer Agent and Registrar

The transfer agent and registrar for our Common Stock is VStock Transfer, LLC.

LEGAL MATTERS

The validity of the issuance of the securities offered hereby will be passed upon by Sichenzia Ross Ference Carmel LLP, New York, New York.

EXPERTS

The financial statements of Tenon Medical, Inc. as of and for the years ended December 31, 2025 and December 31, 2024 have been incorporated by reference herein and in the registration statement in reliance upon the report of Haskell & White LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting. Haskell & White LLP’s report on the Company’s December 31, 2025 and 2024 financial statements included an explanatory paragraph expressing substantial doubt regarding the Company’s ability to continue as a going concern.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Exchange Act and in accordance therewith file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. The Securities and Exchange Commission maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission. The address of the Securities and Exchange Commission’s website is www.sec.gov.

We make available free of charge on or through our website at www.tenonmed.com, our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file such material with or otherwise furnish it to the Securities and Exchange Commission.

We have not incorporated by reference into this prospectus the information on our website, and you should not consider it to be a part of this prospectus.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to incorporate by reference much of the information that we file with the SEC, which means that we can disclose important information to you by referring you to those publicly available documents. The information that we incorporate by reference in this prospectus is considered to be part of this prospectus. This prospectus incorporates by reference the documents listed below (other than any portions of such documents that are not deemed “filed” under the Exchange Act in accordance with the Exchange Act and applicable SEC rules):

●	our Annual Report on Form 10-K for the year ended December 31, 2025, filed with the SEC on March 27, 2026;

●	our Quarterly Reports on Form 10-Q for the fiscal quarter ended March 31, 2026, filed with the SEC on May 15, 2026 and for the fiscal quarter ended June 30, 2026, filed with the SEC on August 13, 2026;

●	our Current Reports on Form 8-K filed with the SEC on February 6, 2026, February 27, 2026, March 17, 2026 (as amended by the Current Report on Form 8-K/A, filed with the SEC on August 26, 2026), March 19, 2026, May 12, 2026, May 22, 2026, June 11, 2026, June 12, 2026, July 2, 2026, July 10, 2026, July 20, 2026, July 24, 2026, August 10, 2026, August 13, 2026, August 24, 2026, and August 31, 2026;

●	our definitive proxy statement on Schedule 14A filed with the SEC on June 23, 2026, as amended by Amendment No. 1 thereto filed with the SEC on July 13, 2026;

●	the description of our Common Stock contained in the Registration Statement on Form 8A12B (File No. 001-41364) relating thereto, filed on April 26, 2022, including any amendment or report filed for the purpose of updating such description; and

●	any future filings made with the SEC under Section 13(a), 13(c) or 15(d) of the Exchange Act.

Certain statements in and portions of this prospectus update and replace information in the above listed documents incorporated by reference. Likewise, statements in or portions of a future document incorporated by reference in this prospectus may update and replace statements in and portions of this prospectus or the above listed documents.

We will provide you without charge, upon your written or oral request, a copy of any of the documents incorporated by reference in this prospectus, other than exhibits to such documents which are not specifically incorporated by reference into such documents. Please direct your written or telephone requests to:

Tenon Medical, Inc.

Attn: Chief Financial Officer

104 Cooper Court

Los Gatos, California 95032

Telephone: (408) 649-5760

The information contained on our website is not a part of this prospectus.

TENON MEDICAL, INC.

1,836,046 Shares of Common Stock

PROSPECTUS

The date of this prospectus is September 4, 2026.